EXPENSE LIMITATION AGREEMENT

EXPENSE LIMITATION AGREEMENT (the “Agreement”), effective as of January 18, 2017, by and between Brinker Capital, Inc. (the “Adviser”) and Brinker Capital Destinations Trust (the “Trust”), on behalf of the series of the Trust set forth in Schedule A attached hereto (each, a “Fund” and together, the “Funds”).

WHEREAS, the Trust is a Delaware statutory trust organized under an Agreement and Declaration of Trust dated October 12, 2016 (the “Declaration of Trust”) and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company of the series type, and the Funds are each a series of the Trust;

WHEREAS, the Trust and the Adviser have entered into an Investment Advisory Agreement dated January 18, 2017 (the “Advisory Agreement”), pursuant to which the Adviser provides investment advisory services to the Funds for compensation based on the value of the average daily net assets of each Fund;

WHEREAS, the Adviser manages the assets of each Fund through a manager-of-managers model, pursuant to which is allocates the assets of each Fund among one or more sub-advisers, but may also directly manage a portion of the assets of each Fund;

WHEREAS, each sub-adviser is paid by the Adviser out of amounts paid to the Adviser by the applicable Fund; and

WHEREAS, the Trust and the Adviser desire to enter into a contractual fee waiver arrangement for the periods and subject to the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

1. Fee Waiver.

The Adviser agrees to reduce the contractual advisory fee payable to it by each Fund pursuant to the Advisory Agreement as necessary to keep the Fund’s advisory fee (annualized and as a percentage of the value of the average daily net assets of each Fund) from exceeding 0.39% more than the total amount of sub-advisory fees paid by the Adviser for services provided to such Fund. For the avoidance of doubt, the Adviser will not be required to waive any fees with respect to a Fund unless such Fund’s total contractual advisory fees exceed the total amount of sub-advisory fees paid by the Adviser for services provided to such Fund, plus 0.39%. This contractual fee waiver shall apply on a Fund-by-Fund basis and amounts waived with respect to one Fund shall have no bearing on whether amounts shall be waived with respect to another Fund.

2. Term and Termination of Agreement.

This Agreement shall continue in effect with respect to the Funds beginning as of the date that the Funds commence operations and ending on June 30, 2018 (the “Initial Term End Date”) and shall thereafter continue in effect from year to year for successive one-year periods, provided that this Agreement may be terminated, without payment of any penalty, with respect to the Funds:

(i) by the Trust, for any reason and at any time;

(ii) by the Adviser, for any reason, upon ninety (90) days’ prior written notice to the Trust at its principal place of business, such termination to be effective as of the close of business on the Initial Term End Date or as of the close of business on the last day of the then-current one-year period; or at such earlier time provided that such termination is approved by majority vote of the Trust’s Trustees and the Independent Trustees voting separately.

This Agreement shall terminate automatically upon termination of the Advisory Agreement.

3. Miscellaneous.

3.1. Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

3.2. Interpretation. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust’s Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Trust or the Funds.

3.3. Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

3.4. Enforceability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

3.5. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware without giving effect to the conflicts of law principles thereof, and the parties consent to the jurisdiction of courts, both state or federal, in Delaware, with respect to any dispute under this Agreement.

3.6. Amendment. This Agreement may not be amended except pursuant to a writing signed by the parties hereto and in accordance with the 1940 Act, when applicable.

3.7. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

3.8. Entire Agreement. This Agreement, including any schedules hereto (each of which is incorporated herein and made a part hereof by these references), represents the entire agreement and understanding of the parties hereto, and shall supersede any prior agreements.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

BRINKER CAPITAL DESTINATIONS TRUST, on behalf of the series of the Trust set forth in Schedule A

/s/ Jason B. Moore
Name: Jason B. Moore
Title: President

BRINKER CAPITAL, INC.

/s/ Jason B. Moore
Name: Jason B. Moore
Title: Chief Administrative Officer

Signature Page –Brinker Capital Destinations Trust - Expense Limitation Agreement

SCHEDULE A

CONTRACTUAL FEE WAIVERS

This Agreement relates to the following Funds of the Trust:

Destinations Large Cap Equity Fund

Destinations Small-Mid Cap Equity Fund

Destinations International Equity Fund

Destinations Equity Income Fund

Destinations Real Assets Fund

Destinations Core Fixed Income Fund

Destinations Low Duration Fixed Income Fund

Destinations Global Fixed Income Opportunities Fund

Destinations Municipal Fixed Income Fund

Destinations Multi Strategy Alternatives Fund